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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
Monday, October 16, 2000

                          INNOVATIVE GAMING ANNOUNCES
              THE INITIAL CLOSING OF THE MERGER WITH XERTAIN INC.

Reno, Nevada, October 13, 2000 -- Innovative Gaming Corporation of America (NASDAQ-NM:IGCA-news) today announced that it has completed the initial closing of the merger with Xertain Inc. The general terms of the initial closing include the issuance and a mutual purchase of 14.9% of the respective companies' common stock, the termination of the merger of the Company with nMortgage, and the termination of the sale of the Company's gaming manufacturing assets to Xertain, Inc. The final closing of the merger is anticipated to occur in early 2001 subject to shareholder, regulatory and various governmental agencies approval.

Roland Thomas CEO and Chairman of IGCA provided the following comments: "I am very pleased with the progress of the merger process and that this initial and important step has been accomplished in such a short period of time. The Company's present products are experiencing excellent earnings and therefore salability in the markets they are presently offered, and we are currently expanding their presence and entering into further jurisdictions. The upcoming Gaming Expo next week will provide a venue for access to most of our present and potential customers and we will be there in force to feature our present and future product lines and demonstrate the adaptability of our software systems to accomplish our customer's requirements. The Company, through our recent restructuring efforts, has entered into a new process of execution that has been exhibited in the past few weeks through the accomplishment of these processes, as well as in other strategic areas of the company.

Xertain is a private Delaware corporation headquartered in Las Vegas, Nevada, with its primary business predicated on gaming related technologies, gaming facility development and international high technology manufacturing. To request further information; contact the company via email at info@xertain.com.

Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 1999. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


A registration statement relating to certain securities of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may or may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



SOURCE: Innovative Gaming Corporation of America










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